Exhibit 10.1

AMENDMENT NO. 1 TO ASSET PURCHASE AND

EXCLUSIVE LICENSE AGREEMENT

This Amendment No. 1 (“Amendment”) to that certain Asset Purchase and Exclusive License Agreement, dated as of March 6, 2026 (the “Agreement”), is entered into as of April 17, 2026 (the “Amendment Effective Date”), by and between Celularity Inc., a Delaware corporation (“Licensor”), and NexGel, Inc., a Delaware corporation (“Licensee”). Licensor and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties.”

Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement. The Agreement, as amended by this Amendment, is referred to herein as the “Agreement.” References in this Amendment to sections of the Agreement are to such sections as amended hereby.

WHEREAS, the Parties entered into the Agreement to provide for, among other things, the sale of certain assets and the grant of an exclusive license; and

WHEREAS, the Parties desire to amend the Agreement to revise the consideration structure and certain related provisions in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Section 2.2 of the Agreement is hereby amended to provide that, notwithstanding anything in the Agreement to the contrary, the Assumed Liabilities shall include the Sales Rep Obligations as of and from the Transaction Commencement Date, and Licensee shall assume and be solely liable for all such Sales Rep Obligations from and after the Transaction Commencement Date.

2. Section 2.3.2(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(e) evidence reasonably satisfactory to Licensee and Licensor that Licensee has executed and delivered the assumption of liability agreement or other assumption documentation contemplated by Section 4.1 with respect to the Sales Rep Obligations;”

3. Section 4.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“4.1 License Fee. In full consideration for the grant of rights set forth in Section 2.1 of the Agreement, Licensee shall pay or deliver to Licensor aggregate consideration in the amount of Thirteen Million Three Hundred Thousand Dollars ($13,300,000), payable as follows. First, Licensee shall pay to Licensor an upfront cash payment in the amount of Eight Million Three Hundred Thousand Dollars ($8,300,000) in immediately available funds on the Transaction Commencement Date to be paid on the Transaction Commencement Date in accordance with the flow of funds memorandum agreed by the Parties in connection with the closing (the “Flow of Funds Memo”). Second, Licensee shall issue to Licensor a convertible promissory note (the “Convertible Note”) in the original principal amount of Five Million Dollars ($5,000,000) (the “Equity Consideration”). The Convertible Note shall have a term of eighteen (18) months following the Transaction Commencement Date and shall be convertible into common stock of Licensee on terms to be set forth in definitive documentation reasonably acceptable to Licensor. The Convertible Note shall rank pari passu with any contemporaneous investor note or similar instrument issued by Licensee in connection with the same financing or transaction, and in no event shall the rights, priority, security, economics, convertibility, or other material terms applicable to Licensor under the Convertible Note be less favorable, in the aggregate, than those granted to any such contemporaneous investor. The Convertible Note shall include customary terms and conditions for instruments of this nature, including appropriate provisions relating to conversion mechanics, events of default, remedies, and acceleration, in each case reasonably satisfactory to Licensor.

Effective as of the Transaction Commencement Date, Licensee shall assume, satisfy, perform and discharge when due all Sales Rep Obligations, and at the Transaction Commencement shall execute and deliver an assumption of liability agreement or other assumption documentation, in form and substance reasonably acceptable to Licensor, evidencing Licensee’s assumption of the Sales Rep Obligations. For the avoidance of doubt, from and after the Transaction Commencement Date, the Sales Rep Obligations shall constitute Assumed Liabilities of Licensee, and Licensee shall be solely responsible for all such obligations, whether arising before, on or after the Transaction Commencement Date.”

4. All provisions of the Agreement relating to any Holdback Amount, deferred consideration, or contingent payment mechanism are hereby deleted in their entirety, and no portion of the consideration payable pursuant to the Agreement shall be subject to forfeiture, offset or post-closing adjustment, except as expressly provided in this Amendment.

5. Section 4.3.1 of the Agreement is hereby amended solely with respect to the first milestone payment such that the milestone payment of Two Million Five Hundred Thousand Dollars ($2,500,000) shall be payable upon the earlier of (a) the achievement of $25,000,000 in Net Sales, or (b) the date that is fifteen (15) months following the Transaction Commencement Date, provided that Net Sales of at least $15,000,000 have been achieved as of such date. Except as expressly modified herein, all other milestone provisions of the Agreement shall remain unchanged and in full force and effect.

6. Section 4.6 of the Agreement is hereby deleted in its entirety. For the avoidance of doubt, the Product Purchase Credit contemplated thereunder is hereby terminated and extinguished in full, shall no longer be available for application against any invoices or purchases, and shall be of no further force or effect.

7. Section 7.1(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(e) Licensor represents and warrants that Schedule E sets forth, in all material respects, the Sales Rep Obligations known to Licensor as of the Amendment Effective Date, subject to verification, reconciliation and audit against underlying sales data, collections, returns, credits, chargebacks and the terms of the applicable Independent Sales Representative Agreements, and Licensor has not, except as disclosed to Licensee in writing, entered into any amendment, settlement, waiver or other arrangement with any sales representative that would materially increase the amount or scope of the Sales Rep Obligations to be assumed by Licensee.”

8. The reference to “April 15, 2026” in Section 9.2.3 of the Agreement is hereby deleted and replaced with “April 30, 2026.”

9. The Agreement is hereby deemed amended to the extent necessary to give effect to this Amendment, including the deletion or modification of any references to the Closing Amount, Holdback Amount, Product Purchase Credit, or any sales representative-related offsets or adjustments, in each case to ensure consistency with the revised consideration structure set forth herein and the deletion of Section 4.6 in its entirety.

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10. Licensee represents, warrants, and covenants that, other than as expressly disclosed in writing to Licensor prior to the Amendment Effective Date, Licensee has not entered into, and shall not enter into, any agreement, arrangement or understanding providing for any direct or indirect payment, compensation, fee, commission, or other economic benefit to any current or former officer or director of Licensor in connection with the transactions contemplated by the Agreement or this Amendment. To the extent that any such payments or arrangements have been made or exist, whether prior to or following the Amendment Effective Date, Licensee agrees that any and all such amounts shall be for the sole benefit of Licensor and shall be promptly remitted to Licensor upon receipt or, if not yet paid, shall be payable directly to Licensor. Without limiting the foregoing, for a period of one (1) year following the Transaction Commencement Date, Licensee shall not make, agree to make, or permit any such payments or transfers of value to any current or former officer or director of Licensor without the prior written consent of Licensor, and any amounts paid in violation of this provision shall be deemed held in trust for the benefit of Licensor and shall be promptly returned or paid over to Licensor. Any breach of this Section shall constitute an immediate Event of Default under the Convertible Note, without notice or cure period, entitling Licensor to exercise all rights and remedies available thereunder, including acceleration of all amounts due.

11. Neither Party shall, and each Party shall cause its affiliates not to, issue any press release or make any public statement, disclosure, or announcement relating to the Agreement, this Amendment, or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that either Party may make such disclosures as are required by applicable law or the rules of any applicable securities exchange. The Parties acknowledge that either Party may use the proceeds of the transactions contemplated hereby to support its broader business activities, and any public disclosure relating thereto shall be subject to this Section and shall not include any statements regarding the other Party or the transactions contemplated hereby without such Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed). Each Party shall ensure that all permitted disclosures are accurate, not misleading, and consistent in all material respects with the terms and intent of the Agreement and this Amendment, and shall not disclose any confidential or proprietary information of the other Party except as expressly permitted under the Agreement.

12. Except as expressly amended by this Amendment, the Agreement shall remain unchanged and in full force and effect.

13. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. In the event of any conflict between this Amendment and the Agreement, the terms of this Amendment shall control.

14. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature page to follow]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representative as of the Amendment Effective Date.

CELULARITY INC.		NEXGEL, INC.

By:	/s/ Robert Hariri	By:	/s/ Adam Levy

Name:	Robert Hariri	Name:	Adam Levy

Title:	CEO	Title:	CEO

[Signature page to Amendment No. 1 to Asset Purchase and Exclusive Patent License Agreement]